Exhibit 3.1

AMENDMENT NO. 1 TO THE BYLAWS

OF

JACK COOPER HOLDINGS CORP.

The Bylaws of Jack Cooper Holdings Corp., a Delaware corporation, were amended by its Board of Directors on October 24, 2016 as follows:

A.            Article VI, Section 6 of the Bylaws entitled “Chairman of the Board of Directors” is amended and restated in its entirety as follows:

“Section 6.                                     Executive Chairperson of the Board of Directors.  The Executive Chairperson of the Board of Directors, if such officer is elected, shall have supervision over and may exercise general charge of the business and affairs of the Corporation and shall have final decision-making authority in the conduct of all business affairs of the Corporation, with the authority from time to time to delegate to other officers such executive and other power and duties as he or she may deem advisable.   The Executive Chairperson may perform such acts, not inconsistent with the applicable law or the provisions of these Bylaws, and may hire and fire employees of the Corporation, sign and execute all authorized notes, bonds, mortgages, contracts and other obligations in the name of the Corporation, except where required by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.  The Executive Chairperson of the Board of Directors shall preside at all meetings of the stockholders and the Board of Directors and shall have such other authority and perform such other duties as the Board of Directors shall designate.”

All references to the term “Chairman” in the Bylaws shall be deemed to be replaced with the term “Executive Chairperson.”

B.            Article VI, Section 8 of the Bylaws entitled “Chief Executive Officer” is amended and restated in its entirety as follows:

“Section 8.                                     Chief Executive Officer.  Subject to the direction and control of the Executive Chairperson of the Board of Directors, the Chief Executive Officer, if there is such officer, shall have supervision over and may exercise general executive powers concerning all of the operations and business of the Corporation, with the authority from time to time to delegate to other officers such executive and other powers and duties as he may deem advisable.  If there be no Executive Chairperson of the Board of Directors or Vice Chair, or in their absence, the Chief Executive Officer shall preside at all meetings of the stockholders and of the Board of Directors, unless the Board of Directors appoints another person who need not be a stockholder, officer or director of the Corporation, to preside at a meeting of stockholders. If there be no Executive

Chairperson of the Board, or in his or her absence, the rights and duties of the Executive Chairperson shall fall to the Chief Executive Officer.”

Except as otherwise amended herein, the Bylaws shall remain in full force and effect.

THIS IS TO CERTIFY that the above Amendment No. 1 to the Bylaws of Jack Cooper Holdings Corp. was duly adopted by the Board of Directors of the Corporation by action taken by unanimous written consent effective the 24th day of October 2016.

/s/ Katie Helton
Katie Helton, Assistant Secretary